Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 15, 2019 (May 16, 2019 as to the effects of the stock split described in Note 27) relating to the consolidated financial statements of Avantor, Inc. and subsidiaries, appearing in the Registration Statement No. 333-229578 on Form S-1, as amended.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

May 17, 2019